Exhibit 99.2
Bulletin

February 20, 2015
Bulletin No. 1469

Partial Repurchase of Excess Capital Stock

Dear Chief Executive Officer:

I am pleased to announce that the Bank plans to repurchase $750 million in excess capital stock on March 20, 2015.

On the repurchase date, the Bank will determine the amount of excess stock to be repurchased from each shareholder that has excess stock. The calculation will be based on the total amount of stock (including mandatorily redeemable capital stock) outstanding to all shareholders on that date. For example, based on total capital stock outstanding as of February 18, 2015, the Bank would repurchase up to 42.8% of the shareholder’s total capital stock, in an amount not to exceed the total amount of excess capital stock held by the shareholder. Shareholders with excess stock on the repurchase date may not opt out of the repurchase.

The repurchase of excess capital stock is subject to the Bank continuing to meet all applicable statutory and regulatory conditions for a stock repurchase on and after the repurchase date.

A shareholder may identify which shares of excess capital stock are to be repurchased by notifying the Bank in writing on or before Friday, March 13, 2015.

If a shareholder does not notify the Bank of the shares to be repurchased in writing by March 13, the Bank will repurchase the excess stock on a last-in, first-out basis, excluding stock dividends previously credited. If a shareholder does not have enough purchased shares for the repurchase, the Bank will repurchase the necessary amount of stock dividend shares on a last-in, first-out basis after repurchasing all purchased shares. In any case, if a shareholder has submitted a Notice of Redemption on any shares of excess capital stock, those shares will be repurchased first.

We will credit the proceeds from the repurchase of excess capital stock to each shareholder’s Settlement/Transaction Account with the Bank on March 20, 2015, and the funds will become available for withdrawal on the following business day.

For more information about the repurchase of excess capital stock, please contact your Relationship Manager or Kenley Mew, Assistant Vice President, Accounting Operations Manager, at (415) 616-2634 or mewk@fhlbsf.com.

Sincerely,

Dean Schultz
President and Chief Executive Officer

cc:    Chief Financial Officer

The Bank’s earnings release for 2014 and the fourth quarter of 2014 was published on February 19, 2015, was included in a Form 8-K filed with the Securities and Exchange Commission on February 20, 2015, and is herein incorporated by reference.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This bulletin contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “plans,” “will,” “would,” “may,” or their negatives or other variations on these terms. The Bank cautions that by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular plan, objective, projection, estimate, or prediction is realized, including the plan to repurchase excess capital stock. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and legislative developments and actions and changes to the financial condition of the Bank. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.